Exhibit 4.1

ALLONGE #2 TO COMMON STOCK PURCHASE WARRANT

Allonge #2 (this “Allonge”) to that certain Common Stock Purchase Warrant, as amended (the “Warrant”), attached hereto as Exhibit 1 from Bionik Laboratories Corp. (the “Company”), and issued to [_____], as Holder (the “Holder”).

The Company and Holder agree that the Warrant shall be revised as follows:

1.	The definition of “Exercise Price” in Section 2(b) shall be amended and replaced to read as follows:

“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be based on the lesser of (A) the lowest issuance (or conversion) price of New Round Stock in case there is more than one tranche of New Round Stock in a Qualified Financing or (B) the average VWAP for the sixty (60) Trading Days immediately prior to January 30, 2018, or (C) twenty-five cents ($0.25) , in all cases subject to adjustment hereunder (the “Exercise Price”).

Except as expressly reflected herein, the Warrant will remain in full force and effect. This Allonge is intended to be attached to and made a permanent part of the Warrant.

Dated as of the 28th day of September, 2017.

The Company:	BIONIK LABORATORIES CORP.

By:
Name:
Title:

Holder:	[_____]

By:
Name:
Title: